EXHIBIT 10.17

SCIVANTA MEDICAL CORPORATION

PRODUCT DEVELOPMENT AGREEMENT

This Product Development Agreement (this “Agreement”) is made by and between Ethox International, Inc. (“Ethox”), a New York corporation with a principal place of business at 251 Seneca Street, Buffalo, NY 14204, and Scivanta Medical Corporation (“Scivanta”) a Nevada corporation with a principal place of business at 215 Morris Avenue, Spring Lake, NJ 07762, as follows:

1.	Objective

Scivanta is hiring Ethox for the purpose of the engineering and development of the Hickey Catheter Monitoring System (“HCMS” or the “Product”) as a commercial medical device using the licensed intellectual property assigned and/or granted to Scivanta. It is the intent of the parties that Ethox shall be responsible for engineering of commercial units of the HCMS based upon specifications jointly determined by Scivanta and Ethox, creation and maintenance of all documentation, files and paperwork necessary for obtaining United States Food and Drug Administration (“FDA”) approval, European Medicines Agency (“EMEA”) approval, and all other governmental and regulatory agency approvals required for Scivanta’s exploitation of the HCMS.

2.	Scope and Term

Scivanta hereby appoints Ethox solely and exclusively to perform the work set forth below (collectively, the “Proposal”).

2.1	Management of project costs and schedule (as set forth on Schedule 2.1 attached hereto);

2.2	Development of system functional specifications (“Level I requirements”) based on marketing inputs (as set forth on Schedule 2.2 attached hereto);

2.3	Development of disposable catheter specifications (“Level II requirements”) to achieve functional requirements (as set forth on Schedule 2.3 attached hereto);

2.4
Manufacture of disposable catheters in accordance with Level I and Level II requirements for clinical trials, system integration testing and market launch pursuant to a supply agreement in the form set forth on Exhibit 2.4 attached hereto;

2.5	Provide regulatory resources for management of clinical submission of marketing approval from FDA and the EMEA;

All such work shall be performed in accordance with this Agreement. Any changes in scope will require a written assessment of impact on cost and schedule and written approval by both parties in advance of work commencing on such revisions. This Agreement shall begin upon the execution date set forth below (the “Effective Date”) and unless sooner terminated by the parties as set forth in Section 25 below, shall remain in effect for two (2) years from Effective Date, unless otherwise extended by parties; provided, however, that if the application for approval to market the HCMS (i.e., a 510(k) application) is pending at FDA at the time this Agreement would normally expire, then the expiration date shall be tolled for that period of time the FDA has such application under review, but not for longer than six (6) additional months.

3.	Device / Design Classification

The device is not yet classified. It is anticipated the device will be classified as FDA Class II, pre-market approval 510(k) required.

4.	Design Control

4.1
Design control will be in accordance with Ethox standard operating procedure 151. Product and process requirements will be developed in accordance with Ethox design control procedures. Ethox represents and warrants that Ethox’s standard operating procedures (“SOP’s”), design control procedures, and validation procedures for the term of this Agreement are currently, and shall remain, in compliance with all applicable laws, government regulations, government manufacturing standards including but not limited to FDA requirements, International Organization for Standardization (“ISO”) requirements and other applicable certification standards. Upon Scivanta’s request, Scivanta or Scivanta’s designee shall have the right to audit the SOP’s and related procedures to ensure Ethox’s compliance. In the event that Scivanta’s audit reveals a variation that renders Ethox’s SOP or other procedures non-compliant, Ethox shall remedy the variance within a reasonable time period at Ethox’s cost.

4.2
A design history file (“DHF”) will be compiled to document the design and development activities of the Product. Such DHF shall have all of the detail necessary for each required FDA filing and all other regulatory filings relating to the Product. All such records shall be retained and maintained by Ethox for a minimum of ten (10) years from the execution date of this Agreement. The DHF will include at a minimum a: a) approved design and development plan; b) design inputs; c) design outputs; d) design verification and validation; e) design transfer; f) design control minutes; g) design change control; and h) pertinent correspondence.

4.3	The DHF shall also include laboratory notebooks, engineering study reports, interim schedules, or other documents related to the design and development plan.

5.	Project Management

Communications are the key element to coordination of project schedules. This will be a joint effort with Scivanta and Ethox. The initial project timelines (“Design and Development Plan”) will be a collaborative effort within the defined scope of the project. Progress update meetings, held at least weekly, are required to update the project schedules. These may be held at Ethox in person or via telephone conference. Ethox's project engineer or project manager will document all meetings.

Ethox will, at the discretion of Scivanta, act as the project management agent of Scivanta for the hardware and software projects associated with this program. Ethox will coordinate and direct the activities of the subcontractors as required, including participation in meetings, telephone calls, presentations, emails, faxes, or other communications to insure timely completion of project and program tasks.

6.	Project Budget/Payment Terms

6.1
Scivanta shall provide a total of One Hundred Eighty Seven Thousand Five Hundred Dollars ($187,500) in cash to Ethox as a “Company Partner” cash contribution defined by and in accordance with the Research Agreement between the Research Foundation of State University of New York and Ethox effective as of June 29, 2007 (the “Foundation Agreement”). This cash contribution shall be paid by Ethox to the University of Buffalo as Company Partner cash pursuant to Section 5 of the Foundation Agreement. Ethox will provide services related to the development of the catheter component of the HCMS as in-kind company contributions and will pay expenses in direct support of the project in accordance with the Foundation Agreement. Ethox will direct the reimbursement of project costs expenditures to Foundation according to the budget developed and submitted for the New York State Office of Science and Technology and Academic Research Technology Transfer Incentive Program Work Plan. Except as otherwise provided for in this Agreement, Scivanta shall have no obligation or liability for reimbursement of Ethox’s expenses related to this project. Further, unless otherwise agreed, Ethox shall provide Scivanta with notice of receipt of payments or funds transfers from Scivanta designated for payment to third parties and shall be responsible for making Scivanta’s payments to third parties as directed by Scivanta. Ethox agrees that it shall wire money intended for third parties within twenty-four (24) hours of the availability of funds from Scivanta. Further, Ethox shall not have any right to off-set or otherwise reduce payments made or funds delivered by Scivanta to Ethox that are intended for third parties.

6.2
To the extent that other payments are due and owing between the parties, the parties agree that payment shall be made to the other party within thirty (30) days of receipt of an invoice detailing the amounts due.

7.	Design Validation

Scivanta is responsible for determining the product functions required for clinical efficacy. Ethox will assist Scivanta to translate and document these product requirements into system and device specifications for Ethox’s prototyping and manufacturing. Ethox is responsible for engineering, testing and manufacturing of prototypes and products to assure functional specifications are met. Ethox is further responsible for the completion of all tasks necessary to obtain FDA and EMEA approval, as well as any other regulatory approval needed for the HCMS. Scivanta is responsible for clinical testing of prototypes and products to assure market requirements are met.

8.	Process Validation

All validation activities (installation qualification, operational qualifications & process qualifications), as reasonably deemed necessary by Ethox, will be performed in accordance with Ethox's existing procedures and work instructions and shall be sufficient for FDA and EMEA qualifications. Scivanta shall have the right to overrule Ethox’s determination that a given validation activity is necessary for the project. Scivanta's written approval, where deemed necessary, will be required within five (5) business days from Scivanta’s receipt of the request for such approval. Any delay will result in possible adjustments to current project/purchase order due dates. Scivanta shall be solely responsible for any product, equipment, or regulatory non-conformances linked to Scivanta specified validations. Ethox’s and Scivanta's written approval will be required for all Scivanta specified validations.

9.	Materials

Material selection and specifications are the responsibility of Scivanta. Ethox will assist in this process as required within the scope of this Agreement. Scivanta is responsible for all raw material costs. Scivanta approval is required for any large minimum buy quantities for raw materials. In case of design change or project termination, Scivanta is responsible for residual material costs.

10.	Tooling

Any such tooling and fixtures under this Agreement that are paid for by Scivanta will be the property of Scivanta. Any tooling and fixtures under this Agreement paid for by Ethox will remain the property of Ethox. Scivanta shall have the right, at any time during the term or after expiration or termination of this Agreement, to purchase any tooling owned by Ethox and used exclusively to provide the services hereunder at a price equal to the greater of fair market value (as determined by a third party selected by Scivanta and acceptable to Ethox at Ethox’s expense) or book value as recorded by Ethox in its corporate books and records, in accordance with accounting principles generally accepted in the United States of America. Upon Scivanta’s request, and at Scivanta’s cost and expense, Ethox shall pack and ship the purchased tooling and equipment to Scivanta. All tooling will be assigned a tool number for control within Ethox's tooling control systems. Periodic calibrations, if required, will be the responsibility of the owner of the tooling and fixtures. Ethox can provide calibration services on an "as quoted" basis. Routine maintenance for all tooling and fixtures at Ethox will be the responsibility of Ethox. Repairs, refurbishment, or replacement costs due to normal wear and tear will be the responsibility of the owner. Such repairs, refurbishment, or replacement that is due to negligence on the part of Ethox or its employees will be the responsibility of Ethox. Storage of tooling is the responsibility of Ethox. If tooling becomes inactive for a period of twelve (12) months or more, Ethox reserves the right to charge for such storage or to ship them to the storage location designated by the owner.

11.	Equipment

Ethox owns and maintains a variety of manufacturing equipment. Ethox personnel will determine the suitability for use on the project. Any Ethox-owned equipment used on the project will remain the property of and responsibility of Ethox regardless of termination. If additions or modifications are required to Ethox-owned equipment, the cost for such will be the responsibility of Ethox and Ethox will own such additional parts. Ethox agrees that any equipment modification or addition, or process modification made for the project and that is useful or necessary for manufacturing the Product shall be licensed to Scivanta at Scivanta’s request. Such license from Ethox to Scivanta shall be a royalty-free, non-exclusive perpetual, worldwide license. Periodic calibrations, if required, will be the responsibility of the owner of the equipment. Ethox can provide calibration services on an "as quoted" basis. Routine maintenance for all equipment at Ethox will be the responsibility of Ethox. Repairs, refurbishment, or replacement costs due to normal wear and tear will be the responsibility of the owner. Such repairs, refurbishment, or replacement that is due to negligence on the part of Ethox or its employees will be the responsibility of Ethox. Storage of equipment is the responsibility of Ethox. If Scivanta-owned equipment becomes inactive for a period of twelve (12) months or more, Ethox reserves the right to charge for such storage or to ship them to the storage location designated by the owner.

12.	Facilities

Ethox is responsible to maintain its facilities in compliance with applicable quality, statutory and regulatory standards. Costs for facilities maintenance and repairs, refurbishment, or replacement of equipment necessary to maintain such compliance are the responsibility of Ethox. In the event that the project requires additional controls, or supplemental equipment to achieve such standards, the associated costs will be the responsibility of Scivanta; provided however, that no additional controls or supplemental equipment will be implemented without the prior written consent of Scivanta.

13.	Packaging / Labeling

Scivanta shall be responsible for the packaging design and integrity of all Scivanta specified packaging. Scivanta shall be responsible for all labeling content, adequacy, accuracy, design, integrity, legibility, location/placement, and claims made in all labeling. Ethox shall provide guidance and assistance to Scivanta regarding the FDA packaging and labeling requirements and work with Scivanta to comply with same. Scivanta shall provide written approval for all artwork masters used to inspect and accept labeling at Ethox. All labeling will be inspected and accepted based upon Scivanta approved artwork master. Shipment of "non-sterile” Product labeled as "sterile" will be in accordance with a separate non-sterile shipping agreement. Separate non-sterile shipping agreements will be executed between Ethox and a sterilizer, and sterilizer and Scivanta. Ethox to be responsible for storage and inspection of raw materials, packaging and labeling, unless otherwise specified. Any labeling and/or packaging deviations, such as over-labeling, shall require Scivanta's written approval.

14.	Testing

“Testing” means any inspection or laboratory service required for the approval, acceptance and release of raw materials or finished goods, up to and including testing relating to design validation, incoming inspections, quality assurance, quality control and sterility / packaging assurance.

Ethox provides a range of testing services for the purpose of incoming acceptance, shelf-life expiration dating, sterility assurance and biocompatibility of medical devices. So long as such testing services are available through the Ethox Laboratory Services Department or Quality Control Department, Ethox will provide such services to the Scivanta in accordance with the terms and conditions of this Agreement. It shall be the responsibility of the Ethox to organize and execute all requested testing service(s) that are offered to Scivanta. If a laboratory test is unavailable through Ethox Laboratory Services Department or Quality Control Department, Scivanta may direct Ethox to utilize an outside vendor. However, it is the sole responsibility of Scivanta to identify the vendor for such services and to accept all related charges associated with testing. Scivanta may also choose an Ethox pre-approved vendor for such services. Scivanta will be responsible for the reimbursement of all costs to Ethox for the coordination and execution of such testing services. Ethox, if contracted to do so, will execute the applicable requested testing services at the assigned price to Scivanta and to the applicable industry guidelines, standards, requirements and regulations. Scivanta agrees to make available the required material and/or finished goods to complete the requested testing and all cost shall be the responsibility of Scivanta, unless otherwise agreed to.

Testing requiring the preparation of a study protocol and final report will require written approval by Scivanta, confirming review, understanding and acceptance of the conditions provided. Ethox will not execute any studies without Scivanta's approval. Samples submitted for testing purposes will be destroyed by Ethox at the conclusion of the test, unless Scivanta provides Ethox with written instructions for special disposal. Costs of disposal beyond general landfill will also be the responsibility of Scivanta in addition to all associated costs. Samples requiring the return to Scivanta following the completion of all testing must be done so by written request. Scivanta shall incur all costs associated with sample return including but not limited to disinfecting, sterilization, packaging and shipping.

15.	Sterilization

“Sterilization” means the process by which all viable forms of microorganisms are destroyed. Processes include ethylene oxide (“EO”, “ETO”), gamma, electron beam (“E-beam”), steam, dry heat, and chemical sterilization.

Ethox provides EO sterilization services for the purpose of applying a sterility assurance level as required for the release and sale of medical devices. Ethox will provide such services at the request of Scivanta. It shall be the responsibility of Ethox to organize and execute all requested sterilization service(s) that are offered to Scivanta. If the method of process is unavailable through Ethox, Scivanta may direct Ethox to utilize an outside vendor. However, it is the sole responsibility of Scivanta to identify the vendor for such services and to accept all related charges associated with sterilization processing. Scivanta will be responsible for the reimbursement of all costs to Ethox for the coordination and execution of such services. Where undertaken by Ethox, Ethox will execute the applicable requested sterilization services at the assigned price to Scivanta and to the applicable industry guidelines, standards, requirements and regulations (See Equipment for ownership and responsibilities). Scivanta agrees to make available the required material and/or finished goods to complete required validation and routine sterilization, and all cost shall be the responsibility of Scivanta.

Sterilization validations require the preparation of a study protocol and final report and require written approval by Scivanta, confirming review, understanding and acceptance of the conditions provided. Ethox will not execute any validation studies without Scivanta's approval. It shall be the responsibility of Scivanta to initiate and maintain all annual or quarterly (if applicable) required validation activity.

16.	Prototypes

A prototype or sample will be labeled as "Non-Sterile Sample, Not for Human Use" on the unit package. Clinical use prototypes will be manufactured and labeled in accordance with applicable regulations regarding the manufacture, use, and traceability of such devices.

17.	Quality System And Regulatory Audits

Ethox agrees to manufacture products in accordance with applicable laws and regulations, including but not limited to FDA Quality System Requirements, ISO 13485, and other applicable quality system requirements Ethox deems necessary to hold and/or certify.

Scivanta has the right to conduct audits of Ethox’s related facilities and systems from time to time to ensure compliance. Such audits must be scheduled with Ethox's personnel with reasonable notice (twenty (20) days requested). An advance copy of the audit checklist is also requested to facilitate a timely audit.

18.	Regulatory / Marketing Compliance

The parties agree and acknowledge that Scivanta is hiring Ethox for the purpose of engineering the Product to Scivanta’s specifications and assisting Scivanta in obtaining FDA and EMEA approvals as well as any other necessary regulatory approval for the Product. Scivanta is legally responsible for each and all regulatory applications, filings, submittals, and documentation required to legally market, advertise, or otherwise sell or distribute the Product. Ethox shall be contractually responsible for the preparation and filing of all such regulatory documentation on behalf of Scivanta in accordance with the terms and conditions of this Agreement.

Ethox provides regulatory services for the purpose of applying for the release and sale of medical devices. Ethox will provide such services in accordance with the terms and conditions of this Agreement. It shall be the responsibility of Ethox to organize and execute such service(s) that are offered to Scivanta as set forth in this Agreement or otherwise offered to Scivanta by Ethox hereunder. If the method of process is unavailable through Ethox, Scivanta may direct Ethox to utilize an outside vendor. Scivanta may also choose an Ethox pre-approved vendor for such services. However, it is the sole responsibility of Scivanta to identify the vendor for such services and to accept all related charges associated with the outside vendor. Scivanta will be responsible for the reimbursement of all costs to Ethox for the coordination and execution of such services. If undertaken by Ethox, Ethox will execute the applicable services at the assigned price to Scivanta pursuant to a quote or contract, and to the applicable industry guidelines, standards, requirements and regulations. Scivanta agrees to make available the required material and/or finished goods to complete required testing, and all cost shall be the responsibility of Scivanta, unless otherwise agreed to.

19.	Change Control

“Change Control” means procedures for identification, documentation, review, validation and/or verification, and approval of changes to documents, processes, or designs so as to establish and document the applicable development activities.

a.
General. All changes to product, processes, components, labeling & packaging, equipment, and all associated documentation, such as specifications, drawings, Device Master Records, artwork masters, shop travelers and work instructions, will be processed in accordance with Ethox's current change control procedures and work instructions.

Scivanta is responsible for reviewing and evaluating impact of change(s) on the following: regulatory submissions/pre-market notification (510K impact); sales literature; Product in the field; safety & effectiveness; biocompatibility. All drafts and proposals submitted to Scivanta pursuant to this Section 18 shall be deemed “Information” subject to the limitations regarding disclosure and use set forth in Section 26 hereof.

Ethox is responsible to review and evaluate each change's impact on validation or re-validation. Refer to the Design Validation and Process Validation sections of this Agreement if a determination that validation or re-validation is required.

b.
Scivanta Request for Change. Scivanta's change request shall be signed by an officer of Scivanta and submitted to the Ethox Project Manager. Ethox's Engineering Department will evaluate Scivanta's change requests and determine Ethox Requirements and provide approval for each proposed Scivanta change. Ethox will provide Scivanta with an implementation schedule, plan, costs and any additional items required to implement change. If requested by Scivanta, Ethox will provide a copy of the approved change document after implementation at Ethox.

c.
Temporary Changes. Temporary changes will be processed in accordance with Ethox’s current non-conforming material/process procedures and work instructions. Scivanta’s written approval is required for all temporary changes prior to implementation.

d.
Cost Impact. Ethox will provide quotes to Scivanta for any changes impacting unit price (change to process, material, sterilization, etc.), and/or residual charges (obsolescence), and/or purchase order cancellations. Scivanta will provide a revised/new purchase order within five (5) business days from receipt of quote. Any delay will result in production and/or project stoppage until receipt of the purchase order.

e.
Change Approval. Changes initiated by Ethox affecting form, fit, or function, require Scivanta's prior written approval. Scivanta will provide written approval within five (5) business days from receipt. Any delay in Scivanta’s approval may result in possible adjustments to project or applicable purchase order completion dates.

f.
Schedule Impact. Ethox will review each change's impact on current orders and provide Scivanta with an effective date for the implementation of each change. If Scivanta requires an immediate change, Ethox will evaluate the impact on project/manufacturing schedule and provide Scivanta with revised due dates accordingly.

20.	Force Majeure

No liability shall result to either party from delay in performance or from non-performance caused by circumstances beyond the control of the affected party, including, but not limited to, acts of God, fire, flood, explosion, war, acts of terrorism, governmental action or inaction or request of governmental authority, accident, strike, lockout; but each of the parties shall be diligent in attempting to remove such cause or causes and shall promptly notify the other party of its intent and probable duration. If the non-performing party who has delayed performance or not performed because of circumstances beyond its control is unable to remove the cause within thirty (30) days or if removal of the cause cannot reasonably be accomplished in thirty (30) days, has not commenced removal and diligently thereafter pursued such removal, and such cause has not been removed within ninety (90) days, the other party shall have the right to terminate this Agreement or any portion of it without penalty, except for any provisions which survive the termination of this Agreement pursuant to Section 29 hereof, but subject to both parties’ obligations as a Recipient set forth in subsection 27.

21.	Indemnification

a.
Ethox shall indemnify, defend and hold harmless Scivanta and its affiliates and their officers, directors and employees from and against any and all claims, losses, damages, judgments, costs, awards, settlements, expenses (including reasonable attorneys’ fees) and liabilities of every kind (collectively, "Losses") arising directly out of or resulting directly from: (a) any breach by Ethox of any of its warranties, guarantees, representations, obligations or covenants contained herein; (b) any negligence or intentional acts or omissions by Ethox or its employees, and/or agents; (c) any actual or alleged infringement by Ethox of any patent, copyright, trade secret or other intellectual property right or other proprietary right of any third party in connection with the provision of services to Scivanta under this Agreement; (d) any product liability claim arising out of or relating to defects in Ethox’s or its employees and/or agents, workmanship, engineering or DHF documentation in regard to the Products and (e) any claim arising out of or relating to federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to the performance of services by Ethox under this Agreement. Scivanta will give Ethox prompt notice of any such claim and will cooperate with Ethox, at Ethox’s expense, in the defense of the claim. While Ethox will have sole control over the defense, Ethox may not settle the claim in the name of Scivanta without Scivanta’s prior written consent, which Scivanta will not unreasonably withhold.

b.
Scivanta shall indemnify and hold harmless Ethox and its Affiliate and their officers, directors and employees from and against any and all Losses arising directly out of or resulting directly from (a) any breach by Scivanta of any of its obligations or covenants contained herein; (b) any negligence or intentional acts or omissions by Scivanta or its employees, and/or agents; (c) any actual or alleged infringement by Scivanta of any patent, copyright, trade secret or other intellectual property right or other proprietary right of any third party in connection with the Products; and (d) any product liability claim arising out of or relating to defects in the design or function of the Products hereunder.

c.
At Scivanta’s expense, Scivanta will defend, indemnify and hold harmless Ethox and its Affiliates and their officers, directors and employees from any Losses arising directly out of or resulting directly from any claim that (a) the design or manufacture of any of the Products using the intellectual property assigned and/or granted to Scivanta, other than the use of any intellectual property provided to Scivanta by Ethox (b) any engineering or manufacturing processes Scivanta directs Ethox to use, or (c) any materials or components required by Scivanta to be used in or with the Products, infringes any third party’s patent, copyright, trade secret or any other intellectual property right. Ethox will give Scivanta prompt notice of any such claim after Ethox learns of it and will cooperate with Scivanta, at Scivanta’s expense, in the defense of the claim. While Scivanta will have sole control over the defense, Scivanta may not settle the claim in the name of Ethox without Ethox’s prior written consent, which Ethox will not unreasonably withhold.

d.
In the event of an infringement claim described above, Ethox may stop production of the applicable Products immediately pending adequate assurances from Scivanta of Scivanta’s ability to meet the on-going indemnity outlined above.

e.
Scivanta shall also indemnify and hold harmless Ethox and its Affiliates and their officers, directors and employees from and against any and all Losses arising directly out of or resulting directly from any claim regarding the claims and clinical efficacy of the device in any of its instructions or literature, and any injury or claim as a result of the realization of product design for the purposes of clinical use, except to the extent that such product design was based on intellectual property provided to Scivanta by Ethox.

f.
Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an "Indemnity Claim"). The indemnifying party shall have the right to participate jointly with the indemnified party's defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party's becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

22.	Representations And Warranties

a.
Ethox warrants that the Products engineered, manufactured and/or assembled for Scivanta under this Agreement will be, at the time of delivery to Scivanta, free from any liens or other defects in title, will conform to Scivanta’s specifications, and will be free from material defects in workmanship (and materials, if Ethox is responsible for procuring materials from its own sources) under normal use and service. Ethox warrants that the work shall be in accordance with Scivanta specifications and work instructions. Ethox represents and warrants that it is duly organized, validly existing and in good standing under the laws of the State of incorporation and that this Agreement has been duly authorized, executed and delivered by Ethox. Ethox represents and warrants that the terms of this Agreement and its performance of the services hereunder will not breach or conflict with any agreement or other obligation by which Ethox is bound. Ethox will not, however, be responsible for, and this warranty will not apply to, any defects in the Products arising out of design or specification or the use of materials or components that Scivanta furnished to Ethox or directed Ethox to use. A claim under this warranty must be made by Scivanta in writing within twelve (12) months from the date of delivery of the applicable unit(s) of Product. Ethox may fulfill its obligation to Scivanta under this warranty, and Scivanta’s sole remedy hereunder shall be, as follows:

i.
Ethox will repair or replace without charge to Scivanta any unit of the Products found to be defective within the terms of this warranty if Scivanta returns it, freight prepaid, to Ethox. Repaired or replaced Product will carry this same warranty for the balance of the warranty period.

ii.
Ethox will not be required to ship replacement Products until Ethox has confirmed through examination that the returned unit(s) is defective within the terms of this warranty. Such examination shall be completed by Ethox within fourteen (14) days of receipt of the returned unit(s). If such examination is not completed within fourteen (14) days, returned product shall be deemed defective and Ethox must repair or replace the unit(s) without charge to Scivanta in accordance with Section 21.1.1, above. Ethox will pay freight costs to ship any repaired or replacement unit(s) to Scivanta.

iii.
This warranty does not apply to any defect attributed to purchased components specified by Scivanta, or to any unit(s) of Product which Ethox reasonably determines has been subjected by a party other than Ethox to (i) operating or environmental conditions beyond those normally expected for the Product based upon the materials specified; or (ii) improper application, improper maintenance or repair, improper installation, alteration, accident or any other negligent act or omission in use or handling.

iv.
Units of Product returned to Ethox which Ethox reasonably determines are not defective within the terms of this warranty will be returned to Scivanta, and Scivanta will reimburse Ethox upon invoice for return transportation charges and Ethox’s normal hourly charge applicable to inspection of the unit.

v.
Purchased components of the Products specified by Scivanta are warranted only to the extent, and subject to the terms of the original warranty given by the manufacturer to Ethox. To the extent assignable Ethox shall assign such warranties to Scivanta. Ethox’s sole obligation with respect to such components shall be, at Scivanta’s expense, to prosecute on behalf of Scivanta all warranty claims against such component manufacturers upon receipt of written authorization of Scivanta.

REMEDIAL ACTION AS PROVIDED HEREIN SHALL CONSTITUTE FULFILLMENT OF ALL LIABILITIES OF ETHOX TO SCIVANTA AND SCIVANTA’S SOLE REMEDY HEREUNDER, WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE. UNDER NO CIRCUMSTANCES WILL ETHOX BE LIABLE FOR REPROCUREMENT COSTS, LOST REVENUES OR PROFITS, OR FOR ANY INDIRECT, SPECIAL, INCIDENTAL, ECONOMIC OR CONSEQUENTIAL DAMAGES, EVEN IF THEY WERE FORESEEABLE OR SCIVANTA HAD INFORMED ETHOX OF THEIR POTENTIAL.

b.
EXCEPT FOR THE WARRANTIES SET FORTH IN THIS SECTION 21, ETHOX MAKES NO OTHER WARRANTY OR REPRESENTATION OR ANY OTHER STATEMENT, PROMISE, WARRANTY. EXCEPT FOR FDA AND EMEA COMPLIANCE, SCIVANTA ACKNOWLEDGES IT HAS NOT RELIED UPON ANY STATEMENT OF ETHOX OR ANY EMPLOYEE, AGENT, OR REPRESENTATIVE THEREOF IN RESPECT OF THE PRODUCTS HEREUNDER. COMPLIANCE WITH THE LAW, CODES, AND REGULATIONS RELATING TO THE USE OF THE PRODUCTS REMAINS THE SOLE RESPONSIBILITY OF SCIVANTA.

c.
Scivanta’s exclusive remedies with respect to Ethox’s performance or non-performance under this Agreement are those expressly stated in this Agreement and except as expressly stated in this Agreement, Ethox will not be liable for any damages claimed by Scivanta based upon any third party claim.

23.	Limitation Of Liability

Scivanta will be solely responsible for all third party intellectual property infringement claims and liability claims related to the design, specifications, use, functionality, and safety of the Products manufactured and/or assembled by Ethox hereunder, except for personal injury claims based upon defects in Ethox’s workmanship, engineering, manufacture and/or FDA, EMEA and other regulatory compliance tasks under this Agreement. In this regard, Scivanta will defend Ethox from any and all such claims, and indemnify and hold Ethox, its affiliates, directors, officers and employees harmless from all Losses arising from or as a result of such claims. The indemnifying party’s liability under this Section is further subject to the provisions of Section 21 hereof.

24.	Non Assignability

Ethox may not assign this Agreement nor delegate performance of its duties or obligations hereunder without the written approval of Scivanta, except to an individual or entity purchasing all or substantially all of its assets used in the performance of its obligations hereunder; provided, however, that no such assignment may be made by Ethox to any party that is or controls or is under common control with a distributor or wholesaler of cardiac monitoring equipment without the written consent of Scivanta. Sale or issuance of shares of Ethox shall not be considered an assignment hereof to the purchaser of such shares, unless the proposed sale or issuance of shares of Ethox in any amount of shares exceeding 25% of the then outstanding shares of Ethox is to be made to a party or parties controlling or under common control with a business distributing cardiac monitoring equipment. Any attempted assignment or delegations in violation of this Section shall be deemed null and void and of no force and effect. Scivanta may assign this Agreement, in whole or in part, without limitation.

25.	Restrictive Covenants

a.
No Solicitation. During the term of this Agreement and for a period of twelve (12) months thereafter, each party agrees that it shall not, directly or indirectly, hire, employ, recruit or solicit for employment any person who is now an employee of the other or hereafter becomes an employee of the other for a period of one hundred-eighty (180) days following the termination of employment of such person.

b.
No Competition. During the term of this Agreement and for a period of twelve (12) months thereafter, Ethox shall not on its own or on the behalf of others, design, develop, create, produce or assist in the design, development, creation or production of a double-balloon catheter to be used as part of a cardiac monitoring system.

26.	Termination

a.	Either party shall be in default of this Agreement if such party:

i.	fails to perform any provision of this Agreement in any material respect; or

ii.	becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or part of that party’s assets.

In the event of a default, the non-defaulting party may terminate the Agreement and any outstanding orders if the other party has failed to cure such default within thirty (30) calendar days after its receipt of a notice of default and intent to terminate (or fifteen (15) calendar days in the case of non-payment of money due and owing). Notwithstanding the previous sentence (except with respect to non-payment), if a cure is not possible within such thirty (30) days, and if the defaulting party diligently pursues a cure of such default during such thirty (30) day period and thereafter, then the cure period shall extend up to a total of ninety (90) calendar days. Notwithstanding the foregoing, in the event that a defaulting party commits an additional default during the extended cure period, the non-defaulting party may terminate this Agreement upon the defaulting party’s receipt of notice of the subsequent default.

b.	If Ethox terminates this Agreement due to Scivanta’s default, Scivanta will:

i.
Remove, and pay for in advance that portion of, all unused raw material that Ethox has ordered pursuant to this Agreement and which cannot be returned to its manufacturer for a refund of Ethox’s costs;

ii.	Hold Ethox harmless from all vendor commitments Ethox has made pursuant to this Agreement;

iii.	Remove and pay for all work in process as of the date of termination; and

iv.
Pay Ethox all its costs associated with its performance of its obligations under this Agreement, including its “in-kind” contribution made in accordance with the Foundation Agreement, prior to such termination.

c.	If Scivanta terminates this Agreement due to Ethox’s default, Scivanta will:

i.
Remove, and pay for in advance that portion of, all unused raw material that Ethox has ordered pursuant to this Agreement and which cannot be returned to its manufacturer for a refund of Ethox’s costs;

ii.	Remove all conforming finished Product inventory manufactured to Scivanta purchase orders and pay the price therefor.

d.
Scivanta shall have the right to terminate this agreement upon written notice to Ethox at any time after two (2) years from the date hereof. In the event of such termination by Scivanta, Scivanta shall be obligated as set forth above in a and b of this Section.

e.
During the term of this Agreement, either party may terminate this Agreement upon twenty-one (21) days prior written notice to the other party. In the event of such a termination by Scivanta, Scivanta shall be obligated as set forth above in a and b of this Section.

f.	Except as expressly stated in this Agreement, neither party will be liable to the other for any damages or compensation due to the termination of this Agreement.

27.	Confidential Information

It is anticipated that the parties may be required to exchange certain confidential information (hereafter called “Information”) to the other in the course of performing this Agreement. From the date of disclosure, and until ten (10) years following the expiration or earlier termination of this Agreement, the recipient of Information (hereafter called “Recipient”) shall maintain the Information in confidence and limit its use to the purposes contemplated under this Agreement, using at least the same degree of care as it employs to protect its own confidential information of a similar nature, but not less than a reasonable standard of care, provided the Information is identified in writing as confidential at the time of disclosure or, if orally disclosed, is identified as confidential at the time of disclosure and confirmed in writing within twenty (20) days after the oral disclosure. Recipient shall have no obligation hereunder with respect to any Information that is:

a.	generally known to the public at the time of disclosure, or becomes known to the public without breach of this Agreement;

b.	known to the Recipient prior to the disclosure, or is independently developed by the Recipient without reference to or use of any other portion of the Information;

c.	obtained by the Recipient in good faith from a third party not under obligation of secrecy to the disclosing party (hereafter called “Discloser”); or

d.	the subject of a court or government agency order to disclose, provided the Recipient gives prompt notice to the Discloser to allow the Discloser to contest such order.

The Recipient shall have the burden of proving that any of the above exceptions apply by means of documentary evidence available at the time Recipient claims the exception first became applicable.

Title to all tangible forms of the Information, and all copies thereof, shall be and remain with Discloser. Recipient shall not copy or otherwise reproduce, in whole or in part, any Information without the prior written authorization of Discloser, except as may be reasonably necessary to fulfill the purpose of this Agreement. Recipient shall use reasonable efforts promptly to return or destroy all tangible forms of the Information, and copies thereof, upon Discloser’s request or termination of this Agreement, except that Recipient may retain one archival copy of the Information to be used solely for compliance with Recipient’s obligations under this Agreement.

It is understood, however, that Ethox has performed substantial development relating to the design, engineering and manufacture of tooling and equipment and medical devices and that Ethox has relationships with other companies, which may be Scivanta’s competitors. Except as set forth in Section 25b, above, neither this Agreement, nor receipt of Information under this Agreement, shall limit Ethox’s independent development, manufacture, or marketing of products, systems or processes involving technology or ideas similar to those disclosed in the Information. In addition, this Agreement shall not limit Ethox’s use of general ideas, concepts, or techniques contained in the Information in connection with its development, manufacture, and other businesses.

Ethox shall not reference its performance of services for Scivanta under this Agreement in any advertising, promotional materials, press releases and the like, without Scivanta’s prior written approval.

28.	Intellectual Property Rights

28.1  All intellectual property created by Ethox for Scivanta, jointly or independently, in connection with Ethox’s services hereunder, shall be owned exclusively by Scivanta. Scivanta shall have the absolute right to assign or transfer or sublicense to any third party any intellectual property owned by Scivanta hereunder and any intellectual property owned by or licensed to Scivanta necessary for the use of any of the devices created pursuant to this Agreement.

28.2  Ethox agrees: (a) to disclose and assign to Scivanta as its exclusive property all discoveries, inventions and improvements which Ethox or its employees or contractors develop or conceive, solely or in conjunction with others that are based on or involve or relate to or affect the use of Scivanta’s intellectual property; (b) to the extent legally able to do so, assign or sublicense to Scivanta Ethox’s licensed rights to any and all third party intellectual property utilized by Ethox solely in connection with the project or its services for Scivanta hereunder; (c) to execute all necessary documents, including, without limitation, confirmatory documents of assignment, and to provide Scivanta (at Scivanta’s expense) sufficient assistance to confirm, secure and obtain patent, copyright and other legal protections for any such inventions, discoveries and improvements, and to make and maintain reasonably detailed accurate records of any such inventions, discoveries and improvements necessary to accomplish said purpose; and (d) to deliver to Scivanta upon termination or expiration of this Agreement all materials which relate to the business of, or belong to, Scivanta or its clients, or by which their nature are for use of Scivanta’s employees, contractors or consultants.

28.3  Ethox hereby assigns to Scivanta all of its right, title and interest in and to any and all “New Technology” (as such terms is defined in the Foundation Agreement) made in part by any person using the State University of New York facilities and in part by Ethox employees, agents, consultants or collaborators without use of the State University of New York facilities.

28.4  Nothing in this Section 28 shall diminish Scivanta’s rights to intellectual property as set forth in Section 11 of this Agreement.

29.	Insurance.

Each party agrees that it will keep in force and effect the following insurance naming the other as an insured and loss payee during the term of this Agreement: (a) statutory required workers’ compensation insurance, (b) general liability insurance in the amount of $2 Million for each occurrence.

30.	Survival.

Sections 4.2, 20, 21, 22, 24, 25, 26, 27, 29 and 30 shall survive the termination, expiration or cancellation of this Agreement.

31.	General

a.
This Agreement, including all of its referenced Schedules attached hereto, constitutes the entire agreement between Scivanta and Ethox with respect to the activities described in the scope of this Agreement. Any terms or conditions contrary hereto contained on printed forms submitted as part of a purchase order, sales acknowledgment or invoice are hereby rejected. It also supersedes all previous oral or written communications between Scivanta and Ethox regarding the development of Products and services described in this Agreement. This Agreement may not be modified except by a written document signed by the party against whom enforcement is sought. If any provision of this Agreement is held invalid, all other provisions will remain valid, unless such invalidity would frustrate the purpose of this Agreement.

b.	No provision of this Agreement shall be deemed waived and no breach excused unless such waiver is made in writing signed by a duly authorized representative of the party making such waiver or consent.

c.
The parties acknowledge and agree that they have thoroughly reviewed this Agreement and bargained over its terms. Accordingly, this Agreement shall be construed without regard to the party responsible for its preparation or form, and shall be deemed to have been prepared jointly by the parties.

d.
This Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws rules. The parties specifically agree that the United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

e.	This Agreement shall be binding on each party’s respective successors and permitted assigns.

f.
The parties agree that in the event of a dispute between them arising out of, concerning or in any way relating to this Agreement, including its interpretation, which cannot be settled by a good faith effort by the parties to resolve such issue, will be submitted to binding arbitration under the Federal Arbitration Act as amended and in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association (“AAA”). The arbitration will be held in New York County, New York by a panel of three (3) arbitrators appointed pursuant to the AAA rules and judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, all intending to be legally bound hereby.

ETHOX INTERNATIONAL, INC.	SCIVANTA MEDICAL CORPORATION

By: /s/ Thomas J. Bienias	By: /s/ Thomas S. Gifford

Name: Thomas J. Bienias	Name: Thomas S. Gifford

Title: President & CEO	Title: Executive Vice President & CFO

Date: June 29, 2007	Date: June 29, 2007

Schedule 2.4

Form of Agreement to Manufacture Disposable Catheters

SCIVANTA MEDICAL CORPORATION

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) is made by and between Ethox International, Inc., (“Ethox”), a New York corporation having a place of business at 251 Seneca Street, Buffalo, NY 14204, and Scivanta Medical Corporation (“Scivanta”), a Nevada corporation having a place of business at 215 Morris Avenue, Spring Lake, New Jersey 07762, as follows:

Section 1 Scope of Work

1.1 Ethox and Scivanta agree that the following terms and conditions will govern the purchase by Scivanta of the disposable two balloon esophageal catheter (“Products) to be used as part of the Hickey Cardiac Monitoring System developed under the Product Development Agreement entered into by the parties on June 29, 2007 and the manufacture of certain tooling and equipment (“Tooling and Equipment”) required to manufacture and/or assemble the Products by Ethox hereunder. All Attachments referenced in this Agreement are an integral part of this Agreement. Only the terms of this Agreement will apply to orders for Products or Tooling and Equipment. Pre-printed or other terms and conditions contained in either party’s purchase orders shall not bind the other party and Ethox and Scivanta each objects to and rejects all such provisions therein.

1.2 This Agreement is for Scivanta’s requirements for Products and Scivanta agrees that it shall obtain and purchase Products solely and exclusively from Ethox during the initial term and any renewal term hereof provided that Ethox is able to complete Scivanta’s orders for products in a timely and commercially viable manner.

1.3  All changes to Products, processes, components, labeling and packaging, equipment and all associated documentation, including, but not limited to, specifications, drawings, Device Master Records, art work masters, shop travelers and work instruction and the impact of any such changes on regulatory submissions/premarket notification, sales literature, Product in the field, safety and effectiveness and bio compatibility shall be subject to the review and approval of Scivanta. Any Scivanta request for change shall be in writing signed by an officer of Scivanta. Upon receipt of the requested change, Ethox will provide Scivanta with an implementation schedule, plan, costs and any additional items required to implement the change.

1.4  The parties acknowledge and agree that the Products will be subject to the regulatory requirements of the United States Food and Drug Administration (the “FDA”) and other governmental agencies in all territories in which the Products may be sold or are manufactured, which potentially includes the entire world. Scivanta, as the owner of the Products, shall have certain responsibilities prescribed by such regulatory agencies concerning the Products. Scivanta agrees to establish and maintain such systems, methods and practices as are required to conform to such regulations concerning the Products. Ethox, as the manufacturer of the Products pursuant to this Agreement, agrees to be bound by and comply with all applicable governmental regulations, including, without limitation, FDA regulations and the regulations of foreign governmental agencies, concerning the manufacture, record-keeping, quality control and similar regulations. To the extent it is reasonably possible to do so, the parties will accept the systems, methods and practices of Ethox in meeting the respective regulatory obligations, it being understood and agreed that if Scivanta confronts a regulatory issue that is not adequately resolved by the systems, methods and practices then employed by Ethox, the parties will meet and agree as soon as reasonably possible on an alternative course of action to be compliant with the prevailing regulation and will implement such action in a reasonable and timely fashion. The parties further agree that with respect to actions concerning patient safety, product reliability, adverse events and similar events that may occur during the course of the Products’ commercial availability, they will devise and agree upon mutually acceptable, timely and compliant methods and procedures for addressing such matters.

Section 2 Tooling and Equipment - Procurement and Transfer

2.1  Tooling and Equipment manufactured by Ethox in connection with the manufacture of the Product shall have an expected useful life of at least five hundred thousand (500,000) operations or five (5) years, whichever expires first (“Useful Life Period”) and shall meet the specifications of the project. During the Useful Life Period, Ethox shall be responsible for all refurbishment and preventative maintenance of such tooling and equipment. After the expiration of the Useful Life Period, Scivanta shall be responsible for refurbishment of such Tooling and Equipment, as set forth in Section 9 below. Except as specifically set forth above, the Tooling and Equipment are furnished “as is” and Ethox shall have no additional responsibility or liability with respect to the Tooling and Equipment.

2.2  Upon expiration or termination of this Agreement, for any reason by either party hereto, Scivanta shall promptly remove the Tooling and Equipment from Ethox facilities.

2.3 Upon expiration or termination of this Agreement for any reason by either party hereto, Scivanta shall purchase any tooling owned by Ethox and used exclusively to provide Products hereunder at a price equal to the greater of fair market value (as determined by a third party selected by Scivanta and acceptable to Ethox at Ethox’s expense) or book value as recorded by Ethox in its corporate books and records, in accordance with accounting principles generally accepted in the United States of America. All handling, storage, crating, rigging, and labor for the preparation and shipment of the Tooling and Equipment and Ethox’s tooling and equipment used solely in connection with the Products shall be the full responsibility of the Scivanta.

2.4 Except as provided in Section 2.3, any Ethox-owned equipment used on the project will remain the property of and responsibility of Ethox regardless of expiration or termination. If additions or modifications are required to Ethox-owned equipment, the cost for such will be the responsibility of Ethox and Ethox will own such additional parts. Ethox agrees that any equipment modification or addition, or process modification made for the Project and that is useful or necessary for manufacturing only the Product shall be licensed to Scivanta upon termination or expiration of this Agreement and at Scivanta’s request. Such license from Ethox to Scivanta shall be a royalty-free, perpetual, worldwide license.

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Section 3 Forecasts and Orders

3.1  Commencing on the date of this Agreement, and at the beginning of each month thereafter during the term of this Agreement, including any extensions thereof, Scivanta shall deliver to Ethox a rolling twelve-month forecast of Scivanta’s requirements for the Products beginning on the first day of each month thereafter.1  The requirements for the first three-month period of each rolling forecast shall constitute a firm and binding purchase order for that quantity of Products. The requirements for the subsequent periods of each rolling forecast shall constitute non-binding forecasts of Product requirements for the period described. Any increase in firm and binding purchase order quantities over forecasted quantities for a given month shall be at Ethox’s reasonable discretion. At the time of initial order, delivery schedules shall be mutually agreed, but shall not be less than ninety (90) days from the date of order, nor more than one hundred-twenty (120) days from the date of order.

Section 4 Pricing

4.1  Subject to adjustments due to changes in design, specifications, or quality standards, and adjustments described in this Section 4 hereof, the prices for the Products shall be determined as set forth in Attachment A and will be based on the Fully Burdened Cost of Ethox to manufacture the Products, as agreed to by the parties, plus 30%. Fully Burdened Cost shall include: (a) direct material cost (direct material rollup from bill of materials);
(b) direct labor (direct labor rate x labor hours); (c) premium labor (premium labor for some operations such as molding labor to be calculated as premium labor hours x premium labor rate); (d) overhead allocation (a portion of the overhead will be allocated as a percentage of direct labor while the remaining amount of overhead will be allocated on a per release basis utilizing activity based costing); (e) scrap as a percentage of direct material and labor cost; (f) inbound freight for raw materials, as a percentage of material costs; (g) sterilization cost; (h) freight to sterilizer; and (i) selling, general and administration cost allocation (selling, general and administrative cost as a percentage of direct cost).

4.2. The prices set forth in Attachment A do not include taxes, duties and other governmental charges, and Scivanta will pay such taxes, duties and other charges or reimburse Ethox for any thereof imposed upon Ethox in connection with the performance or manufacture of the Products.

4.3 The prices for Products are based upon production and provisions for the minimum of number of units per month of each of the Products as set forth in Attachment A, and Scivanta will pay Ethox the full price of such minimum quantities, less avoidable costs, plus any incremental costs associated with Scivanta’s failure to take delivery of the minimum number of units in any month.

_______________________
1 For example, the twelve month forecast to be provided in the beginning of January of any year during the term hereof shall forecast Scivanta’s requirements for the twelve month period commencing April 1 of that year.

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4.4 Prices will be adjusted up or down semi-annually each year to reflect changes in those raw materials or purchased component prices, during the immediately preceding six (6) month period. Ethox will produce invoices for raw material and purchased components if requested by Scivanta to support pricing. Ethox will use all reasonable efforts to secure the best raw material and component prices.

4.5  Ethox will keep complete, true and accurate books of account containing reasonable particulars that may be necessary for the purpose of showing the amounts payable by Scivanta hereunder and for the purpose of showing compliance with all other obligations under this Agreement. Said books and the supporting data will be available at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to confidential inspection by Scivanta or its agents, upon reasonable notice to Ethox, for the purpose of verifying amounts due or compliance in other respects with this Agreement. Scivanta and its agents may make copies of relevant information during the course of an inspection. In addition, Ethox agrees to provide copies to Scivanta of relevant records upon request of Scivanta. Each party will promptly pay or credit the other for any underpayment or overpayment discovered during an inspection. Should such inspection lead to the discovery of a greater than 5% discrepancy in reporting to Scivanta’s detriment, Ethox will pay (a) the full cost of the inspection, and (b) accrued interest at the lesser of the maximum rate allowed by law or 1 ½ % per month.

4.6 As an additional incentive to Ethox, Scivanta agrees to pay to Ethox during the original term of this Agreement a “Development Surcharge” as follows:

a.	The Development Surcharge will be paid as an additional charge per unit added to the selling price of the Products from Ethox to Scivanta.

b.
The Development Surcharge will be equal to the Ethox in-kind contribution of up to $535,000, as described in Section 6 of the Product Development Agreement between Scivanta and Ethox, divided equally by the total minimum of number of units to be produced during the term of this Contract as set forth in Attachment A.

c.
To the extent that the sales of the minimum quantities are not achieved, Scivanta will make an annual payment to Ethox equal to the Development Surcharge times the shortfall for the annual sales period.

d.
The obligation of Scivanta to pay a Development Surcharge to Ethox shall cease upon Scvianta’s payment to Ethox of up to an aggregate of five hundred thirty-five thousand dollars ($535,000) of Development Surcharge.

Section 5 Payment

5.1 Within thirty (30) calendar days after the date of Ethox’s invoice, Scivanta shall pay to Ethox all amounts due under the invoice, without deduction or offset, in United States dollars delivered to Ethox at the address stated on the invoice.

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5.2 Scivanta shall pay all reasonable costs, including, without limitation, attorneys’ fees and disbursements, incurred by Ethox to collect any amounts not paid when due including amounts payable pursuant to Section 4.5 hereof.

Section 6 Inspection, Delivery and Risk of Loss

6.1 Products will be subject to inspection and acceptance by Scivanta prior to being placed into distribution. Acceptance shall be in accordance with mutually agreed acceptance criteria set forth in Attachment C.

6.2 Before delivering Products to Scivanta, Ethox will perform the factory inspection and quality assurance tests on the Products as prescribed and as set forth in Attachment C. If Scivanta requests, Ethox will either certify that Ethox has completed those tests or permit Scivanta’s representatives to witness them. Scivanta’s acceptance of the Products will not waive any of Scivanta’s warranty rights under this Agreement.

6.3 Unless Scivanta furnishes Ethox with special written instructions regarding shipment, Ethox will choose the method of shipment and carrier to be used. Ethox may make partial shipments to Scivanta and invoice Scivanta for them. All shipments shall be freight on board Ethox’s shipping point and risk of any loss or damage shall pass to Scivanta upon delivery to the carrier. Costs of delivery shall be paid by Scivanta.

6.4 Ethox will use reasonable commercial efforts to meet the delivery dates Scivanta requests. Under no circumstances shall Ethox be responsible for delays in or failure to deliver the Products due to acts beyond its control, such as, but not limited to, fires, floods, riots, strikes, freight embargos, transportation delays, shortage of labor, inability to secure fuel, materials, supplies or power at current prices or as a result of shortages of any thereof or other circumstances included in Section 15 hereof. (“Force Majeure”)

6.5 Scivanta shall be responsible for the design and integrity of all Product packaging. Scivanta shall be responsible for all labeling content, adequacy, accuracy, design, integrity, legibility, location/placement, and claims made in all labeling. Ethox shall provide guidance and assistance to Scivanta regarding the FDA packaging and labeling requirements and work with Scivanta to comply with same. Scivanta shall provide written approval for all artwork masters used to inspect and accept labeling at Ethox. All labeling will be inspected and accepted based upon Scivanta approved artwork master. Shipment of "non-sterile” Product labeled as "sterile" will be in accordance with a separate non-sterile shipping agreement. Separate non-sterile shipping agreements will be executed between Ethox and sterilizer, and sterilizer and Scivanta. Any labeling and/or packaging deviations, such as over-labeling, shall require Scivanta's written approval.

Section 7 Warranty

7.1  Ethox warrants only that the Products manufactured and/or assembled for Scivanta under this Agreement will be, at the time of delivery to Scivanta, free from any liens or other defects in title, will conform to the applicable specifications set forth in Attachment B, and will be free

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from material defects in workmanship (and materials, if Ethox is responsible for procuring materials from its own sources) under normal use and service. Ethox will not, however, be responsible for, and this warranty will not apply to, any defects in the Products arising out of Scivanta’s design or the use of materials or components that Scivanta furnished to Ethox or directed Ethox to use. A claim under this warranty must be made by Scivanta in writing within fifteen (15) months from the date of delivery of the affected unit(s) of Product to Scivanta’s customer. In no case shall the warranty extend beyond the labeled shelf life/expiration date of the Product. Additionally, such warranty period shall be extended by the time period that the Products are repaired or replaced by Ethox.

7.2  Ethox’s sole obligation to Scivanta and Scivanta’s exclusive remedies under this warranty is as follows:

a.
Ethox will, at its option, repair or replace without charge to Scivanta any unit of the Products found to be defective within the terms of this warranty if Scivanta returns it, freight prepaid, to Ethox. At Ethox’s option, however, Ethox may also elect to accept return of the unit and refund to Scivanta the purchase price Scivanta paid for it. Repaired or replaced Product will carry this same warranty for the balance of the warranty period, such warranty period shall be extended by the time required for repair or replacement. Prepaid freight on Product found to be defective or replaced under warranty shall be reimbursed to Scivanta.

b.
Ethox will not be required to ship replacement Products until Ethox has confirmed through examination that the returned unit(s) is defective within the terms of this warranty. Ethox will pay freight costs to ship any repaired or replacement unit(s) to Scivanta. Ethox shall have ten (10) days to inspect the Products and determine that each Product is defective. If Ethox is unable to repair or replace the returned unit(s) within thirty (30) days of its determination that the Product is defective, then Scivanta will be entitled to the refund of its purchase price for that unit(s).

c.
This warranty does not apply to any defect attributed to purchased components specified by Scivanta, or to any unit(s) of Product which Ethox determines has been subjected by a party other than Ethox to (i) operating or environmental conditions beyond those normally expected for the Product based upon the materials specified; or (ii) improper application, improper maintenance or repair, improper installation, alteration, accident, use of Product inconsistent with approved labeling or any other negligent act or omission in use or handling.

d.
Units of Products returned to Ethox which Ethox determines are not defective within the terms of this warranty will be returned to Scivanta, and Scivanta will reimburse Ethox upon invoice for return transportation charges and Ethox’s normal hourly charge applicable to inspection of the unit.

e.
Purchased components of the Products specified by Scivanta are warranted only to the extent, and subject to the terms of the original warranty given by the manufacturer to Ethox. Ethox’s sole obligation with respect to such components shall be, at Scivanta’s expense, to prosecute on behalf of Scivanta all warranty claims against such component manufacturers upon receipt of written authorization of Scivanta.

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f.
The inability of Ethox to repair or replace returned units resulting in refunds of purchase price as per 7.2 (b) above without consent of Scivanta is a substantial failure to perform a material provision of this Agreement as described in section 13.1, entitling Scivanta to invoke its rights under section 13 of this Agreement.

FOR PURPOSES OF THIS SUPPLY AGREEMENT ONLY, REMEDIAL ACTION AS PROVIDED HEREIN SHALL CONSTITUTE FULFILLMENT OF ALL LIABILITIES OF ETHOX TO SCIVANTA AND SCIVANTA’S SOLE REMEDIES HEREUNDER, WHETHER BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE. Under no circumstances will Ethox be liable for reprocurement costs, lost revenues or profits, or for any indirect, special, incidental, economic or consequential damages, even if they were foreseeable or Scivanta had informed Ethox of their potential.

7.3  FOR THE PURPOSES OF THIS SUPPLY AGREEMENT ONLY, EXCEPT FOR THE WARRANTY SET FORTH IN SECTION 7.1 HEREOF, SELLER MAKES NO WARRANTY OR REPRESENTATION THAT THE PRODUCTS ARE SUITABLE FOR THE PURPOSES AND USES INTENDED OR ANY OTHER STATEMENT, PROMISE OR WARRANTY, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND SCIVANTA ACKNOWLEDGES IT HAS NOT RELIED UPON ANY STATEMENT OF ETHOX OR ANY EMPLOYEE, AGENT OR REPRESENTATIVE THEREOF IN RESPECT OF THE PRODUCTS. COMPLIANCE WITH LAW, CODES AND REGULATIONS RELATING TO THE USE OF THE PRODUCTS REMAINS THE SOLE RESPONSIBILITY OF SCIVANTA.

7.4 Ethox’s total liability to Scivanta for damages under this Agreement shall not exceed the total price Scivanta paid Ethox for the affected Products or Tooling and Equipment at issue. This limitation will apply regardless of the form of the action (i.e. whether the lawsuit is in contract, tort (including negligence) or otherwise).

Section 8 Product Liability and Indemnity

Subject to only the warranties set forth in Section 7.1 hereof, Scivanta will be solely responsible for all third party liability claims related to the design, specifications, manufacture, assembly, use, functionality, and safety of the Products manufactured and/or assembled by a third party, In this regard, Scivanta will defend Ethox from any and all such claims, and indemnify and hold Ethox harmless from all judgments or awards, and any related costs (including attorneys’ fees and other expenses associated with litigation or dispute resolution proceedings) arising out of such claims.

Section 9 Tooling and Equipment Maintenance

9.1 Tooling

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9.1.1 Except as set forth in Section 2.3 hereof, all tooling and fixtures paid for by Ethox will remain the property of Ethox regardless of termination by Scivanta or expiration hereof.

9.1.2 All tooling will be assigned a tool number for control within Ethox’s tooling  control systems.

9.1.3 Periodic calibrations, if required, will be the responsibility of the owner of the  tooling and fixtures. Ethox can provide calibration services on an “as quoted” basis.

9.1.4 Routine maintenance for all tooling and fixtures at Ethox will be the  responsibility of Ethox.

9.1.5 Repairs, refurbishment, or replacement costs due to normal wear and tear will  be the responsibility of the owner. Such repairs, refurbishment, or replacement that is  due to negligence on the part of Ethox or its employees will be the responsibility of  Ethox.

9.1.6 Storage of tooling is the responsibility of Ethox. If tooling becomes inactive for a period of twelve (12) months or more, Ethox reserves the right to charge for such storage or to ship them to the storage location designated by the owner.

9.2          Equipment

9.2.1 Any Ethox owned equipment used on the project will remain the property  of and responsibility of Ethox regardless of termination by Scivanta or expiration hereof.

9.2.2  If additions or modifications are required to Ethox  owned equipment, the  cost for such will be the responsibility of Ethox and Ethox will own such additional  parts.

9.2.3 Periodic calibrations, if required, will be the responsibility of the owner of the  equipment. Ethox can provide calibration services on an “as quoted” basis. Routine  maintenance for all equipment at Ethox will be the responsibility of Ethox.

9.2.4 Repairs, refurbishment, or replacement costs due to normal wear and tear will  be the responsibility of the owner. Such repairs, refurbishment, or replacement that is  due to negligence on the part of Ethox or its employees will be the responsibility of  Ethox.

9.2.5 Storage of equipment is the responsibility of Ethox. If Scivanta owned equipment becomes inactive for a period of twelve (12) months or more, Ethox reserves the right to charge for such storage or to ship them to the storage location designated by the owner.

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Section 10 Non-Recurring Engineering

If required, Ethox will furnish non-recurring engineering services required in connection with the manufacture of the Products or the Tooling and Equipment and related charges as outlined in Attachment E.

Section 11 Indemnity

11.1 Scivanta will defend, indemnify and hold Ethox harmless from any claim that (a) the design or manufacture of any of the Products using the intellectual property of or licensed to Scivanta, (b) any engineering or manufacturing processes Scivanta directs Ethox to use, or (c) any materials or components required by Scivanta to be used in or with the Products, infringes any third party patent, copyright, trade secret or any other intellectual property right. Scivanta will pay all judgments, warrants, losses, damages, costs, awards, settlements, expenses, (including reasonable attorneys’ fees), and liabilities of every kind (such judgments, warrants, losses, damages, costs, awards, settlements, expenses, (including reasonable attorneys’ fees), and liabilities of every kind, collectively, “Losses”) awarded against Ethox which result directly from or arise directly out of any such claim. Ethox will give Scivanta prompt notice of any such claim after Ethox learns of it and will cooperate with Scivanta, at Scivanta’s expense, in the defense of the claim. While Scivanta will have sole control over the defense, Scivanta may not settle the claim in the name of Ethox without Ethox’s prior written consent.

11.2  In the event of any claim described in Paragraph 11.1, Ethox may stop production of the applicable Products immediately pending adequate assurances from Scivanta of Scivanta’s ability to meet the on-going indemnity outlined in Paragraph 11.1 above or a license from the claimant.

11.3  Ethox will indemnify, defend and hold harmless Scivanta and its Affiliates and their officers, directors and employees from and against Losses arising directly out of or resulting directly from: (a) any breach by Ethox of any of its warranties, guarantees, representations, obligations or covenants contained herein; (b) any negligence or intentional acts or omissions by Ethox or its employees and (c) any claim arising out of or relating to federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to the performance of services by Ethox under this Agreement. Scivanta will give Ethox prompt notice of any such claim and will cooperate with Ethox, at Ethox’s expense, in the defense of the claim. While Ethox will have sole control over the defense, Ethox may not settle the claim in the name of Scivanta without Scivanta’s prior written consent, which Scivanta will not unreasonably withhold.

11.4  Scivanta shall indemnify and hold harmless Ethox and its Affiliate and their officers, directors and employees from and against any and all Losses arising directly out of or resulting directly from (a) any breach by Scivanta of any of its obligations or covenants contained herein; and (b) any negligence or intentional acts or omissions by Scivanta or its employees, and/or agents. Notwithstanding the foregoing, under no circumstance shall Scivanta defend, indemnify and hold harmless Ethox from any Losses arising out of or relating to engineering defects.

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11.5  Each indemnified party agrees to give the indemnifying party prompt written notice of any matter upon which such indemnified party intends to base a claim for indemnification (an "Indemnity Claim"). The indemnifying party shall have the right to participate jointly with the indemnified party's defense, settlement or other disposition of any Indemnity Claim. With respect to any Indemnity Claim relating solely to the payment of money damages and which could not result in the indemnified party's becoming subject to injunctive or other equitable relief or otherwise adversely affect the business of the indemnified party in any manner, and as to which the indemnifying party shall have acknowledged in writing the obligation to indemnify the indemnified party hereunder, the indemnifying party shall have the sole right to defend, settle or otherwise dispose of such Indemnity Claim, on such terms as the indemnifying party, in its sole discretion, shall deem appropriate, provided that the indemnifying party shall provide reasonable evidence of its ability to pay any damages claimed and with respect to any such settlement shall have obtained the written release of the indemnified party from the Indemnity Claim. The indemnifying party shall obtain the written consent of the indemnified party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any Indemnity Claim if as a result thereof the indemnified party would become subject to injunctive or other equitable relief or the business of the indemnified party would be adversely affected in any manner.

Section 12 Term/Renewal

This Agreement shall commence on the date set forth above, and shall continue for an initial period of four (4) years from the date of commencement of the first commercial production of the Products hereunder and shall continue on a year to year basis thereafter until terminated by either party by written notice of termination given to the other at least 180 days prior to the end of the initial four (4) year term or any one (1) year renewal term hereof.

Section 13 Termination

13.1	Either party shall be in default of this Agreement if such party:

a.	substantially fails to perform any material provision of this Agreement; or

b.	becomes insolvent or makes an assignment for the benefit of creditors, or a receiver or similar officer is appointed to take charge of all or part of that party’s assets

In the event either party shall fail to pay accounts due hereunder within fifteen (15) days of the date when due, the non-defaulting party may terminate this Agreement upon written notice to the defaulting party. In the event of a default other than non-payment, the non-defaulting party may terminate the Agreement and any outstanding orders if the other party has failed to cure such default within thirty (30) calendar days after its receipt of a written notice of default and intent to terminate. Except with respect to non-payment, if a cure is not possible within such thirty (30) days, and if the defaulting party commences a cure of such default during such thirty (30) day period and thereafter diligently pursues such cure, then the cure period shall extend up to a total of one hundred-twenty (120) calendar days after receipt of notice of default. The failure to manufacture or deliver Product in accordance with the Product forecast shall constitute a substantial failure to perform a material provision of this Agreement, and should such an event occur a second time during the term of this Agreement after Scivanta has once given notice of default under this paragraph, then such second default must be cured within thirty (30) days of such second notice, with no ability of the defaulting party to extend the cure period for up to an additional one hundred-twenty (120) days.

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13.2	Upon expiration or termination of this Agreement due to Scivanta’s default, Scivanta will:

a.	pay for and remove all conforming finished Product inventory manufactured to Scivanta purchase orders and pay the price therefor;

b.
pay for and remove all unused raw material that Ethox has ordered in reasonable anticipation of its performance under this Agreement and which cannot be returned to its manufacturer for a refund of Ethox’s costs;

c.	hold Ethox harmless from all vendor commitments Ethox has made inaccordance with Ethox’s obligations to Scivanta and upon Scivanta’s approval under this Agreement;

d.	remove all work in process as of the date of termination; and

e.
subject to minimum quantities required to be purchased hereunder, pay Ethox all its reasonable unrecovered costs associated with its performance of its obligations under this Agreement prior to such termination, including costs associated with materials and inventory obtained or produced in furtherance of manufacturing for the then existent Product forecast which has been authorized by Scivanta. Ethox shall eliminate all costs that can be avoided after notice of termination or upon expiration.

13.3	If Scivanta terminates this Agreement due to Ethox’s default, Scivanta will:

a.	pay for and remove all conforming finished Product inventory manufactured to Scivanta purchase orders and pay the price therefor;

b.
pay for and remove all unused raw material that Ethox has ordered in reasonable anticipation of its performance under this Agreement and which cannot be returned to its manufacturer for a refund of Ethox’s costs;

c.
hold Ethox harmless from all vendor commitments Ethox has made in accordance with Ethox’s obligations made upon Scivanta’s approval under this Agreement or incurred in furtherance of the then existent Product forecast authorized by Scivanta;

d.	remove all work in process as of the date of termination; and

e.
subject to minimum quantities required to be purchased hereunder, pay Ethox all its reasonable unrecovered costs associated with its performance of its obligations under this Agreement prior to such termination, including costs associated with materials and inventory obtained or produced in furtherance of manufacturing for the then existent Product forecast which has been authorized by Scivanta. Ethox shall eliminate all costs that can be avoided after notice of termination or upon expiration.

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13.4  Upon expiration or termination of this Agreement by either party, for any reason, all existing vendor commitments shall be assigned by Ethox to Scivanta upon request, along with any rights and warranties with respect thereto.

13.5  Except as expressly stated in this Agreement, neither party will be liable to the other for any damages or compensation due to the termination of this Agreement.

Section 14 Confidential Information

14.1     It is anticipated that the parties may be required to exchange certain confidential information (hereafter called “Information”) to the other in the course of performing this Agreement. From the date of disclosure, and until five (5) years following the expiration or earlier termination of this Agreement, the recipient of Information (hereafter called “Recipient”) shall maintain the Information in confidence and limit its use to the purposes contemplated under this Agreement, using at least the same degree of care as it employs to protect its own confidential information of a similar nature, but not less than a reasonable standard of care, provided the Information is identified in writing as confidential at the time of disclosure or, if orally disclosed, is identified as confidential at the time of disclosure and confirmed in writing within twenty (20) days after the oral disclosure. Recipient shall have no obligation hereunder with respect to any Information that is:

a.	generally known to the public at the time of disclosure, or becomes known to the public without breach of this Agreement;

b.	known to the Recipient prior to the disclosure, or is independently developed by the Recipient without reference to or use of any other portion of the Information;

c.	obtained by the Recipient in good faith from a third party not under obligation of secrecy to the disclosing party; or

d.	the subject of a court or government agency order to disclose, provided the Recipient gives prompt notice to the party disclosing such information to allow the other party to contest such order.

The Recipient shall have the burden of proving that any of the above exceptions apply by means of documentary evidence available at the time Recipient claims the exception first became applicable.

14.2  Title to all tangible forms of the Information, and all copies thereof, shall be and remain with the other party disclosing such information. Recipient shall not copy or otherwise reproduce, in whole or in part, any Information without the prior written authorization of the party disclosing such information, except as may be reasonably necessary to fulfill the purpose of this Agreement. Recipient shall use reasonable efforts promptly to return or destroy all tangible forms of the Information, and copies thereof, upon request by the party disclosing such information or termination of this Agreement, except that Recipient may retain one archival copy of the Information to be used solely for compliance with Recipient’s obligations under this Agreement.

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14.3      It is understood, however, that Ethox has performed substantial development relating to the design, engineering and manufacture of tooling and equipment and medical devices and that Ethox has relationships with other companies which may be Scivanta’s competitors. Neither this Agreement, nor receipt of Information under this Agreement, shall limit Ethox’s independent development, engineering, manufacture, or marketing of products, systems or processes involving technology or ideas similar to those disclosed in the Information. In addition, this Agreement shall not limit Ethox’s use of general ideas, concepts, or techniques contained in the Information in connection with its development, engineering, manufacture, and other businesses.

Section 15 Force Majeure

Neither party shall be liable for any delay or failure to perform under this Agreement if the delay or failure is caused by acts of God or other causes beyond the reasonable control of and without fault or negligence by the delayed or failing party.

Section 16 Notices

Any notice required under this Agreement will be in writing and will be hand delivered, or sent by prepaid registered or certified mail, postage prepaid, return receipt requested (if available), or sent by facsimile and confirmed by such mail, addressed to the other party at the address shown at the beginning of this Agreement. The notice address may be changed by proper notice as set forth above.

Section 17 Intellectual Property

Scivanta shall have the absolute right to assign or transfer or sublicense to any third party any intellectual property owned by Scivanta hereunder and any intellectual property owned by or licensed to Scivanta necessary for the design, use, manufacture or sale of any of the devices created pursuant to this Agreement. Ethox agrees: (a) to disclose and assign to Scivanta as its exclusive property all discoveries, inventions, technical and business innovations and improvements which Ethox or its employees or contractors develop or conceive, solely or in conjunction with others: (i) that are based solely on or involve solely Scivanta’s intellectual property, or (ii) that relate to, constitute, result from or include work in which Ethox will be engaged solely on behalf of Scivanta or its clients; (b) assign or sublicense to Scivanta Ethox’s licensed rights to any and all third party intellectual property utilized by Ethox in connection with the Project or its services to Scivanta hereunder; and (c) to execute all necessary documents, including, without limitation, confirmatory documents of assignment, and to provide Scivanta (at Scivanta’s expense) sufficient assistance to confirm, secure and obtain patent, copyright and other legal protections for any such inventions, discoveries and improvements, and to make and maintain reasonably detailed accurate records of any such inventions, discoveries and improvements necessary to accomplish said purpose; and (d) to deliver to Scivanta upon termination or expiration of this Agreement all materials which related to the business of, or belong to, Scivanta or its clients, or by which their nature are for use of Scivanta’s employees, contractors or consultants.

Section 18 Independent Contractors

Each party is an independent contractor and not an agent, joint venture, or representative of the other, and neither party may create any obligation or responsibility on behalf of, or in the name of, the other without expressed written agreement.

Section 19 General

19.1  This Agreement, including all of its referenced Attachments, constitutes the entire agreement between Scivanta and Ethox with respect to Ethox’s manufacture and/or assembly of Scivanta’s requirements for Products or Tooling and Equipment and any previous oral or written communications between Scivanta and Ethox regarding the manufacture and/or assembly of Products or Tooling and Equipment are merged herein. No waiver, alteration or modification of any of the provisions hereof shall be binding on Ethox unless made in writing and the provisions hereof may not be explained or supplemented by course of dealing, usage of trade or course of performance or varied or contradicted by parole evidence without the written consent of Ethox. This Agreement may not be modified except by a written document signed by the party against whom enforcement is sought. If any provision of this Agreement is held invalid, all other provisions will remain valid, unless such invalidity would frustrate the purpose of this Agreement.

19.2 This Agreement will be governed by and construed in accordance with the laws of the
State of New York without regard to its conflict of laws rules and in the event of any dispute hereunder, including disputes that may arise following termination hereof, Scivanta acknowledges and agrees that this paragraph serves as a material inducement for Ethox to enter into this Agreement.

19.3 The parties specifically agree that the United Nations Convention on the International Sale of Goods shall not apply to this Agreement.

19.4  Ethox may not assign this Agreement nor delegate performance of its duties or obligations hereunder without the written approval of Scivanta, except to an individual or entity purchasing all or substantially all of its assets used in the performance of its obligations hereunder; provided, however, that no such assignment may be made by Ethox to any party that is or controls or is under common control with a distributor or wholesaler of cardiac monitoring equipment without the written consent of Scivanta. Sale or issuance of shares of Ethox shall not be considered an assignment hereof to the purchaser of such shares, unless the proposed sale or issuance of shares of Ethox in any amount of shares exceeding 25% of the then outstanding shares of Ethox is to be made to a party or parties controlling or under common control with a business distributing cardiac monitoring equipment. Any attempted assignment or delegations in violation of this Section shall be deemed null and void and of no force and effect. Scivanta may assign this Agreement, in whole or in part, without limitation.. This Agreement shall be binding on each party’s respective successors and permitted assigns.

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19.5  The parties agree that in the event of a dispute between them arising out of, concerning or in any way relating to this Agreement, including its interpretation, which cannot be settled by a good faith effort by the parties to resolve such issue, will be submitted to binding arbitration under the Federal Arbitration Act as amended and in accordance with the Commercial Arbitration Rules then prevailing of the American Arbitration Association (“AAA”). The arbitration will be held in New York County, New York by a panel of three (3) arbitrators appointed pursuant to the AAA rules and judgment upon the award rendered by the arbitrators may be entered into any court having jurisdiction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives, all intending to be legally bound hereby.

ETHOX INTERNATIONAL, INC.	SCIVANTA MEDICAL CORPORATION

By: ______________________________	By: ______________________________

Name: ____________________________	Name: ____________________________

Title: _____________________________	Title: _____________________________

Date: _____________________________	Date: _____________________________

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